UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 9, 2005

Date of Report (Date of earliest event reported)

HORIZON HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-13626	75-2293354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 WATERS RIDGE DRIVE

LEWISVILLE, TEXAS 75057-6011

(Address of principal executive offices and zip code)

(972) 420-8200

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company announced on December 9, 2005, that it had entered into definitive agreements to acquire the behavioral health facilities of Lighthouse Care Centers, LLC and Focus Healthcare, LLC. The aggregate purchase price for the facilities will be approximately $95.350 million and will be financed under the Company’s existing credit facility.

Lighthouse Care Centers, LLC operates four behavioral health facilities located in Georgia and South Carolina. Focus Healthcare, LLC operates four facilities located in Delaware, Florida, Georgia and Ohio. The facilities have a combined total licensed capacity of 568 beds.

The transactions are expected to close in the Company’s second fiscal quarter but are subject to a number of contingencies including receipt of certificate of need, licensing and other governmental approvals. Accordingly, completions of the transactions are subject to a number of conditions and there can be no assurance that all such conditions will be satisfied.

A copy of the definitive agreements and the press release issued by the Company are attached as exhibits to this report.

(REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits.

Exhibit No.		Description of Exhibit

Exhibit 10.1	*	Asset Purchase Agreement dated as of December 9, 2005, by and among Lighthouse Care Centers, LLC, and certain other affiliated Lighthouse entities as Sellers, and Horizon Health Corporation, as Purchaser.

Exhibit 10.2	*	Asset Purchase Agreement dated as of December 9, 2005, by and among Focus Healthcare, LLC, and certain other affiliated Focus entities as Sellers, and Horizon Health Corporation, as Purchaser.

Exhibit 99.1		Press Release dated December 9, 2005

*	The schedules and exhibits to the Purchase Agreements have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit to the Purchase Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON HEALTH CORPORATION

Date: December 15, 2005	By:	/s/ JOHN E. PITTS
John E. Pitts Executive Vice President, Finance and CFO